Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statement:

Registration Statement (Form S-8, No. 333-279688) of ProAssurance Corporation pertaining to the ProAssurance Corporation Amended and Restated 2024 Equity Plan;

of our reports dated February 23, 2026, with respect to the consolidated financial statements and schedules of ProAssurance Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ProAssurance Corporation and subsidiaries included in this Annual Report (Form 10-K) of ProAssurance Corporation and subsidiaries for the year ended December 31, 2025.
/s/ Ernst & Young, LLP
Birmingham, Alabama
February 23, 2026